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                                                                     Exhibit 23


                          Independent Auditors' Consent



The Board of Directors
Larizza Industries, Inc.:

We consent to the inclusion of our report dated February 9, 1995, with respect to the consolidated balance sheets of Larizza Industries, Inc., and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Collins & Aikman Corporation dated January 18, 1996.

Our report refers to a change in the Company's method of accounting for income taxes to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109, ACOUNTING FOR INCOME TAXES.



                                                       KPMG Peat Marwick LLP



Detroit, Michigan
January  18, 1996